SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2003

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-9028	95-3997619
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

610 Newport Center Drive, Suite 1150, Newport Beach, California 92660-6429

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 718-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.    OTHER EVENTS

On April 29, 2003, we entered into purchase agreements to issue and sell 9,625,000 shares of common stock, par value $0.10 per share, to selected institutional investors, with the assistance of Cohen & Steers Capital Advisors, LLC as a placement agent in a direct placement, which is expected to result in net proceeds of approximately $112,940,000, after we pay expenses of the offering, including placement agent fees and expenses. We will use the proceeds from the offering for general corporate purposes, including the repayment of amounts outstanding under our revolving bank line of credit.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

99.1    Purchase Agreement, dated as of April 29, 2003, by and among European Investors, Inc., the client accounts of European Investors, Inc. as set forth on Schedule A thereto and the Registrant.

99.2    Purchase Agreement, dated as of April 29, 2003, by and between Fidelity Securities Fund: Fidelity Real Estate Income Fund and the Registrant.

99.3    Purchase Agreement, dated as of April 29, 2003, by and among Kensington Investment Group, Inc., the client accounts of Kensington Investment Group, Inc. as set forth on Schedule A thereto and the Registrant.

99.4    Purchase Agreement, dated as of April 29, 2003, by and between Millennium Trading Co. LP and the Registrant.

99.5    Purchase Agreement, dated as of April 29, 2003, by and among Morgan Stanley Investment Management, Inc. on behalf of the client accounts of Morgan Stanley Investment Management, Inc. as set forth on Schedule A thereto and the Registrant.

99.6    Purchase Agreement, dated as of April 29, 2003, by and among Security Capital Research & Management Incorporated, the client accounts of Security Capital Research & Management Incorporated as set forth on Schedule A thereto and the Registrant.

99.7    Purchase Agreement, dated as of April 29, 2003, by and among the Registrant, Teachers Insurance and Annuity Association of America, TIAA-CREF Real Estate Securities Fund and TIAA Life Real Estate Securities Fund, which funds are acting through their investment manager, Teachers Advisors, Inc., and Teachers Advisors, Inc. on behalf of itself (as to paragraph 4 thereto) and each of the funds listed under its name on Schedule A thereto.

99.8    Placement Agency Agreement, dated April 29, 2003, by and between Cohen & Steers Capital Advisors, LLC and the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.

Date: April 29, 2003	By:	/s/ MARK L. DESMOND
Name: Mark L. Desmond
Title: Senior Vice President and Chief Financial Officer